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EXHIBIT 10.47

AMENDED AND RESTATED
DISTRIBUTION AGREEMENT

TERMS AND CONDITIONS

        This Distribution Agreement ("Agreement") is made and is effective as of January 1, 2007 (the "Effective Date"), between Reliant Pharmaceuticals, Inc., a Delaware corporation, having its principal place of business at 110 Allen Road, Liberty Corner, New Jersey 07938 ("Client"), and Priority Healthcare Distribution, Inc., an Indiana corporation, having its principal place of business at 6272 Lee Vista Boulevard, Orlando, Florida 32822 ("Priority Healthcare") (Client and Priority Healthcare are each a "Party" and shall collectively be referred to as the "Parties").

        A.    Client is, among other things, in the business of developing and marketing pharmaceutical products in the continental United States and Puerto Rico (the "Territory").

        B.    Priority Healthcare is, among other things, in the business of distributing pharmaceutical products to wholesalers, specialty distributors, physicians, clinics, hospitals, pharmacies, and other health care providers in the Territory, and of providing information systems and other services that support its clients' use of Priority Healthcare's distribution capabilities, and has represented to Client that it is qualified to render the services contemplated hereby.

        C.    In January 2005, Client and Priority Healthcare entered into an agreement under which Client engaged Priority Healthcare as its non-exclusive distribution agent for trade product, sample product, and promotional materials contained in its product portfolio, as such may change from time to time in the sole discretion of the Client, but only if such additional products are of the same type and nature (e.g., non-controlled, non-refrigerated) as those products initially distributed for Reliant by Priority Healthcare (collectively, the "Products"), and to perform information systems and certain other services on a non-exclusive basis (the "Initial Agreement").

        D.    In October 2005, Express Scripts, Inc. acquired Priority Healthcare and reorganized Priority Healthcare as a wholly-owned, indirect subsidiary of Express Scripts.

        E.    The Parties wish to amend and restate the Initial Agreement as set forth below.

        THEREFORE, in consideration of the mutual conditions and covenants set forth herein, Priority Healthcare and Client hereby agree as follows:

        1.     Appointment/Authorization.

        1.1   Upon the terms and conditions set forth in this Agreement, Client appoints Priority Healthcare as its non-exclusive distribution agent of Product in the Territory to Client's customers, including, but not limited to, wholesalers, specialty distributors, physicians, clinics, hospitals, pharmacies, and other health care providers in the Territory (collectively, "Customers").

        1.2   Subject to the terms and conditions set forth in this Agreement, Priority Healthcare accepts the appointment to represent Client as its authorized non-exclusive distribution agent of Product to Customers in the Territory and to perform the Services (as hereinafter defined) set forth herein.

        2.     Services.

        2.1   During the Term, Priority Healthcare shall perform the Services to the extent requested by Client. As part of the Services Priority Healthcare shall be responsible for (a) Product storage, Product distribution, Product returns, customer support, financial support, patient assistance program distribution, EDI, and system access support in accordance with the Operating Guidelines (attached hereto as Exhibit A); and (b) any additional responsibilities, functions and tasks described in the Operating Guidelines. Such services, responsibilities, functions, and tasks shall hereinafter be referred to as the "Services."

        2.2   Priority Healthcare shall provide the Services in accordance with current industry standards and practices throughout the Term, provided such standards and practices are not construed to be materially more burdensome than the current level of services provided as of the Effective Date. Priority Healthcare shall endeavor to leverage efficiencies available to Priority Healthcare to remain current with relevant industry standards.

        2.3   Priority Healthcare shall make changes to the Services as Client may reasonably request. Client shall make such requests in writing by submitting to Priority Healthcare a detailed description of the change it is requesting (a "Change Request"). All Change Requests must be approved by Priority Healthcare prior to becoming effective, which such approval will not be unreasonably withheld. If Priority Healthcare has a right to have Cient pay additional fees related to the Change Request pursuant to Section 5.4, such fees must be agreed upon in writing prior to the implementation of any Change Request. Priority Healthcare shall promptly thereafter implement such Change Request in accordance with this Section 2.3 and Section 5.4 herein. Such Change Request, as amended by any changes thereto agreed by Client, shall become part of the Agreement.

        2.4   Client shall provide Priority Healthcare with rolling monthly forecasts of the volume of Product to be handled by Priority Healthcare under this Agreement ("Forecast"). Each Forecast shall provide projections of volumes for each of the three months following the month in which the Forecast is provided. Except as set forth in Section 2.5, such Forecasts shall not be binding upon Client.

        2.5   Priority Healthcare shall perform the Services in accordance with the terms and conditions of this Agreement, including the Operating Guidelines, and at the levels set forth in the Key Performance Indicators; provided, however, that if for any month Client's volume of Product ordered exceeds its latest Forecast for such month under Section 2.4 by more than [***] percent ([***]%), Priority Healthcare will not be held responsible for any service delays or failures to the extent that such delays or failures are attributable to such excess volumes or Client's failure to timely provide Priority Healthcare with monthly forecast projections as described in Section 2.4, as reasonably documented by Priority Healthcare. For purposes of clarity, Priority Healthcare shall accept orders for such excess volumes and use commercially reasonable efforts to fulfill them in accordance with this Agreement at the levels set forth in the Key Performance Indicators and avoid any service delays or failures resulting from such excess volumes; provided, however, if Priority Healthcare incurs additional overtime for personnel in order to satisfy timely handling of the excess volumes, then Client will be billed for the overtime pursuant to the standard bill rates set forth on Exhibit E attached hereto.

        2.6   All product returns shall be processed and handled by Priority Healthcare in accordance with the Operating Guidelines and Client's Returns Goods Policy attached hereto as Exhibit C ("Product Returns"), as such Return Goods Policy is amended by Client from time to time, but only following Client's provision of notice of such amendments to Priority Healthcare. Amendments to the Return Goods Policy that result in material changes to the Services will result in additional Fees in accordance with Section 5.4.

        2.7   Client is solely responsible for all recalls of Products distributed under this Agreement. In the event Product is subject to recall or Client, on its own initiative, recalls any Product, Priority Healthcare shall provide reasonable assistance to Client as set forth in the Operating Guidelines, provided that unless the recall results from or is caused by a negligent or willful omission by Priority Healthcare, Client shall pay to Priority Healthcare an amount equal to the applicable rates described in Exhibit E attached hereto with respect to any such recall services. Such cost shall be in addition to the Service Fees described in Section 5 below. In the event the recall results from or is caused by a negligent or willful omission by Priority Healthcare, Priority Healthcare shall provide such assistance at no charge and shall reimburse Client for any relevant actual costs reasonably incurred by Client as a consequence of the recall resulting from Product distributed under this Agreement.

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        2.8   Priority Healthcare shall provide the Services in accordance with all relevant law and the regulatory rules and requirements of pertinent governmental agencies, including the U.S. Food and Drug Administration (FDA), and as specified in the Priority Healthcare Distribution Good Manufacturing Practices Policies and Procedures Manual drafted by Priority Healthcare specifically for Client's program and effective March 2, 2007, hereinafter referred to as the "Priority GMP Manual", the Occupational Safety and Health Administration (OSHA), the Environmental Protection Agency (EPA), the U.S. Department of Transportation (DOT) and the Drug Enforcement Agency (DEA), to the extent that such laws, rules, and regulations apply to activities as comprised by the Services; such laws, rules and regulations are hereinafter referred to as "Applicable Laws." Except as herein specified, Priority Healthcare will furnish the necessary facilities, labor, materials, and other resources as required, will devote as much time and attention as necessary to accomplish the Services, and will notify Client immediately upon identifying any inability to perform the required Services within the specified time periods. Priority Healthcare will perform the Services consistent with the terms of this Agreement, the Key Performance Indicators (see Exhibit B), and the Operating Guidelines and in accordance with generally accepted procedures applicable to similar types of products. In addition, Priority Healthcare shall keep Client advised of the status of the Services and permit any representative duly authorized in writing by Client on reasonable notice and during normal business hours to review and observe from time to time said Services as may be susceptible to normal review.

        2.9   During the Term of this Agreement, the warehouse used by Priority Healthcare to provide the Services shall be dedicated exclusively to Client, except as set forth in the 2005 amendment between Client and Priority Healthcare relating to the allocation of warehouse space for non-Reliant purposes ("Warehouse Amendment") or as otherwise agreed to by Client. The Warehouse Amendment shall remain in effect subsequent to execution of this Agreement, except that the $[***] credit to the fixed monthly service fee specified in the Warehouse Amendment shall be waived by Reliant for all of 2007. Priority Healthcare shall implement changes to the warehouse as reasonably requested by Client; provided, however, if such changes constitute a material change, then Client shall be obligated to pay Priority Healthcare additional fees pursuant to Section 5.4. Notwithstanding the generality of the foregoing, costs of changes required to convert warehouse space from third party use to Client use shall be at Priority Healthcare's cost, except for material changes requested by Reliant that pertain to retrofitting the space to a state other than as originally existed for Reliant's use.

        3.     Product Supply/Client Responsibilities.

        3.1   Client shall deliver (or cause to be delivered) Product to Priority Healthcare at Priority Healthcare's facility located in Groveport, Ohio, or to such other distribution facility as may be mutually agreed by the Parties ("Facility").

        3.2   Client shall be responsible for delivery of Product to the Facility, including all costs, expenses, and risk of loss and/or damage associated with such delivery. Title to Product shall remain with Client at all times, even when Product is stored or warehoused at the Facility. Client shall at all times insure the Product for damage, loss, destruction, theft, or any such other property damage ("Loss") as further set forth in Section 15 below. Except for Loss resulting from (i) the gross negligence or willful misconduct of Priority Healthcare, or (ii) Priority Healthcare's failure to follow the Operating Guidelines and all Applicable Laws, Client shall bear all risk of loss and/or damage with respect to the Product stored or warehoused at the Facility.

        3.3   Client has delivered to Priority Healthcare a customer list, which sets forth the Product prices (the "Customer Price List"). Client shall notify Priority Healthcare of any change in the Customer Price List not less than seventy-two (72) hours prior to the effective date of any such change. Priority Healthcare shall use commercially reasonably efforts to implement such price change in accordance with Client's instruction.

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        3.4   Priority Healthcare shall visually inspect each shipment of Product for external damage or loss in transit and shall notify Client of any such damage or loss within a commercially reasonable period of time following discovery.

        4.     Information System Access.

        4.1   During the term of this Agreement and subject to the terms herein, Client may use password(s) and identification number(s) provided by Priority Healthcare to remotely access Client's data maintained and certain support services associated therewith, as further set forth in the Operating Guidelines (collectively, the "System"), provided that such access is used solely by Client's employees and for Client's own internal business purposes. Client shall use that access solely to access Client's data and shall not access or attempt to access any other data, systems, or software. Client shall use commercially reasonable efforts to ensure that all passwords and identification elements are used solely to effect the limited access authorized herein. The limited license to access the System granted herein does not include the right to copy, download, or otherwise use any software or non-Client data maintained on the System. Priority Healthcare shall have a right to modify its System from time to time in the ordinary course of business as it deems commercially reasonable, provided, however, that such modifications do not have a material, adverse effect on Client's program. On an annual basis, and without cost to Client, except with respect to reproduction of test results as set fort below), Client shall have the right to create and provide to Priority Healthcare test scripts that exercise the functionality of the Priority Healthcare System. These test scripts shall be pre-approved by Priority Healthcare and executed on an annual basis by Priority Healthcare in conjunction with one or more system releases in which the production release schedule shall be defined by Priority Healthcare. These test scripts shall be representative of the initial Client setup and associated business rule requirements, as well as any associated modifications documented through the agreed upon Priority Healthcare-Client change control process. Post execution test results shall be available for Client to receive or review upon Client's request. All expenses associated with the reproduction of test results shall be borne by the Client. In the event that execution test results are not consistent with Client's reasonable expectations, Priority Healthcare and Client shall work together in good faith to determine the root cause of the inconsistencies. If Priority Healthcare chooses to migrate Client to a new distribution platform that is not also used by Priority Healthcare's core wholesale distribution business, Client shall have user acceptance testing rights prior to a production rollout, and upon completion of such testing, both parties shall share test results and mutually agree to a system rollout timeframe.

        4.2   The System shall be made available to Client at the Fees set forth in the Fee Schedule (as defined in Section 5.1 below). If Client desires to have Priority Healthcare implement reasonable changes to the System, it may do so by submitting a Change Request pursuant to Section 2.3 of this Agreement. Such Change Request must be mutually agreed prior to implementation and must be reasonably compatible with Priority Healthcare's System. If the Change Request is a material change, Priority Healthcare shall have the right to charge Client for such changes in accordance with Section 5.4.

        4.3   During the term of this Agreement, Priority Healthcare shall employ all commercially reasonable and necessary security measures and policies designed to safeguard the integrity and confidentiality of Client's data resident on the System and establish and maintain reasonable disaster and emergency recovery plans designed to minimize disruption from System operation interruptions. In addition, CuraSctipt shall employ such efforts to ensure that Client's data is accessible to it upon request.

        4.4   Client shall not reverse engineer, reverse assemble, decompile, create derivative works, modify, or otherwise attempt to derive the source code of any software on the System or copy, download, modify, or create derivative works of such software. Also, Client shall not permit access to the System or related documentation to any other person or entity not employed by or affiliated with Client. The System and all parts thereof, in all of their tangible and intangible manifestations, all existing or new enhancements, developments, derivative works, and other modifications to the System (or any part thereof), and all related proprietary rights, are and shall remain the exclusive property of Priority Healthcare.

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        4.5   THE SYSTEM, THE SOFTWARE THEREON, AND ANY RESULTS OBTAINED THEREFROM ARE PROVIDED ON AN "AS IS" BASIS, WITHOUT WARRANTY OF ANY KIND, WHETHER EXPRESS, IMPLIED, STATUTORY OR OTHERWISE. PRIORITY HEALTHCARE MAKES NO REPRESENTATIONS OR WARRANTIES, AND HEREBY EXPRESSLY DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES, EXPRESS OR IMPLIED, RELATING DIRECTLY OR INDIRECTLY TO THE SYSTEM OR ANY PART THEREOF, INCLUDING WITHOUT LIMITATION WARRANTIES OF MERCHANTABILITY, NONINFRINGEMENT, AND FITNESS FOR A PARTICULAR PURPOSE.

        4.6   Without limiting the generality of the application of the Key Performance Indicators, Priority Healthcare shall use all commercially reasonable and necessary efforts to make the System available for access twenty-four (24) hours a day, seven (7) days a week absent scheduled and emergency maintenance periods.

        4.7   Notwithstanding anything to the contrary in this Agreement, in the event of a material breach of this Agreement by Client, which remains uncured for a period in excess of thirty (30) days, Priority Healthcare shall (subject to the proviso set forth below) have the right, following written notice to Client, to revoke or suspend any or all passwords and identification numbers provided to Client hereunder; provided, however, senior management of both parties (i.e., Client's Chief Financial Officer and Priority Healthcare's Pharma Services President) shall work in good faith and expeditiously, as appropriate under the circumstances, to address the concerns prompting the material breach and to determine whether an amicable resolution is feasible in advance of any such suspension.

        5.     Fees.

        5.1   As compensation for the Services, Client shall pay to Priority Healthcare the fees (the "Fees") set forth in Exhibit D and Exhibit D-1 (the "Fee Schedule").

        5.2   Priority Healthcare shall issue an invoice to Client for the Services rendered under this Agreement on a monthly basis in arrears. Payment is due within thirty (30) days of receipt by Client of the invoice. If any undisputed invoice is not paid within such thirty (30) day period, Priority Healthcare may impose a service charge on the unpaid amount calculated at the rate of [***]% per month (or the maximum rate permitted by law if such rate is less than [***]% per month) until such amount is paid in full. Client may withhold payment of amounts it disputes in good faith, and such amounts shall not be subject to this service charge, unless it is ultimately determined that Client withheld payment that was properly owed under this Agreement (in which case, the service charge shall apply). In the case of a good faith dispute concerning an invoice, the Parties shall continue to perform hereunder pending resolution of the dispute in accordance with the terms set forth herein; provided, however if such dispute is not resolved within thirty (30) days from the date it was first discussed by the Parties and such invoice payment is a material amount, then senior management of both parties (i.e., Client's Chief Financial Officer and Priority Healthcare's Pharma Services President) shall work in good faith and expeditiously, as appropriate under the circumstances, to address the concerns prompting the payment dispute and to determine whether an amicable resolution is feasible. If such dispute cannot be resolved amicably between the parties, then such dispute shall be submitted to arbitration pursuant to terms and conditions set forth in Section 16.2 of the Agreement for resolution, and Priority Healthcare shall not be entitled to suspend the Services under this Agreement until the sooner of (i) resolution of the arbitration, or (ii) forty-five (45) days from the date of Priority Healthcare's original notice of its intention to suspend services.

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        5.3   The monthly fixed Fee is reflective of up to [***] pallet spaces. A one time $[***] Fee will be charged for each additional pallet position beyond [***]. The monthly fixed Fee will be increased by $[***]per pallet position beyond [***]. [***] pallet positions is the minimum pallet position increase.

        5.4   The Fees set forth in Section 5.3 and Exhibits D and D-1 shall be fixed for the Term of the Agreement, and changes or additions to the Services shall not result in additional charges to Client, except pursuant to this Section 5.4 and 5.5 herein or as otherwise expressly stated herein. In the event that a Change Request represents a material change to the Services, Priority Healthcare shall, within two (2) business days of Client's submission of such Change Request, propose a change to its Fees under this Agreement. Exhibit E sets forth many of Priority Healthcare's standard additional rates, which the Parties agree will be used to determine the adjustment to the Fees in the event of a material change. If the Change Request involves a service for which there is no applicable rate specified on Exhibit E, then the Parties will mutually agree upon a standard rate for such service that involves a material change. Client will consider, and the Parties shall negotiate such a proposed change in Fees in good faith regarding the material change. All such mutually agreed-upon fees relating to the material change shall be deemed a part of the Fee Schedule for purposes of this Agreement, and shall be memorialized in writing by both Parties. Priority Healthcare shall have no obligation to implement a Change Request involving a material change prior to mutual agreement of the Fees pursuant to the foregoing. For purposes of this Agreement, the term "material change" means a request that requires: (a) a process or procedural change that results in an either a one-time or ongoing increase in labor usage; (b) a physical modification to the warehouse facility to support the requested change; or (c) a system or application change that requires Priority Healthcare's Information Technology department to recompile, modify, or supplement the programming code.

        5.5   Notwithstanding the terms set forth above in Section 5.4, if the adoption of any applicable law or regulation (or any material change in the interpretation or administration thereof), or the occurrence of an unforeseen circumstances beyond Priority Healthcare's reasonable control, results in a material change (as defined in Section 5.4), then Priority Healthcare shall be entitled to a Fee adjustment, the amount to be mutually agreed upon in good faith by the parties. The parties shall work together in good faith regarding the appropriate Fee adjustment based on the particular circumstances. Priority Healthcare shall endeavor to leverage efficiencies available to Priority Healthcare to minimize the amount of Fee increase. If the parties are unable to mutually agree upon the appropriate Fee adjustment, then Client shall have the right to terminate this Agreement within three hundred sixty (360) days upon prior written notice to Priority Healthcare; provided, if such termination by Client occurs during the four year Term referenced in Section 6.1 below, then Client shall pay Priority Healthcare [***] through the three hundred sixty day program closeout period, employee severance fees of not more than [***] dollars ($[***]), and [***] months of rent and utilities post program closeout.

        5.6   Priority Healthcare and Client will work together in good faith to optimize efficiencies over the term of this Agreement. The Parties will work to share in any objectively measurable economic benefit derived from such operational efficiencies.

        5.7   Priority Healthcare will perform the Services in accordance with the Key Performance Indicators set forth in Exhibit B. In the event Priority Healthcare fails to meet a particular Key Performance Indicator for two (2) consecutive months, Client may offset a credit against Priority Healthcare's Fees in accordance with Section 5.8, unless Priority Healthcare can reasonably demonstrate that such failure resulted from (a) the adoption of any applicable law or regulation (or any material change in the interpretation or administration thereof), (b) unforeseen circumstances beyond Priority Healthcare's reasonable control, or (c) excess Forecast volumes described in Section 2.5 hereof or from Client's failure to timely provide Priority Healthcare with Forecasts pursuant to Section 2.4 hereof.

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        5.8   Performance credits will be instituted on a monthly basis following the second consecutive month for which a Key Performance Indicator has not been met, with the credit being applied for one month. The amount of such credits are set forth in Exhibit B. Total performance credits for any month shall not exceed [***]% of the Fees payable under the Agreement for such month.

        6.     Term and Termination.

        6.1   The term of this Agreement shall begin on the Effective Date and shall continue for a period of four (4) years (the "Term"), unless terminated earlier or extended pursuant to this Agreement. Client shall have a one-time right, exercisable at Client's sole discretion, to renew this Agreement for an additional one-year term.

        6.2   Client may terminate this Agreement in whole:

          (a)   for convenience (that is, without cause and without cost) at any time by providing Priority Healthcare at least seven hundred and twenty (720) days prior written notice.

          (b)   for convenience (that is, without cause and without cost) with three hundred and sixty (360) days notice if Client undergoes a Change of Control. For purposes of this Agreement, "Change of Control" means any change in the power to dictate the management of and otherwise control Client by a change after the Effective Date in any of: (a) holding directly or indirectly the majority of the issued share capital or stock (or other ownership interest if not a corporation) of Client ordinarily having voting rights; (b) directly or indirectly controlling the majority of the voting rights in such entity; or (c) directly or indirectly having the right to appoint or remove directors holding a majority of the voting rights at meetings of the board of directors of Client; provided, however, an initial public offering of Client, or an internal consolidation or reorganization with another entity affiliated with Client shall not constitute a "Change of Control" for purposes of this Agreement.

          (c)   for cause as of a date set out in a notice of termination issued by Client if Priority Healthcare: (i) commits a material breach of this Agreement, which breach is not cured within thirty (30) days after notice of breach from Client to Priority Healthcare, or (ii) commits a material breach of this Agreement which is not capable of being cured within thirty (30) days. With respect to such material breach situation, senior management of both parties (i.e., Client's Chief Financial Officer and Priority Healthcare's Pharma Services President) shall first work in good faith and expeditiously, as appropriate under the circumstances, to address the concerns prompting the mutual breach and to determine whether an amicable resolution is feasible in lieu of, and prior to, such termination. If such dispute cannot be resolved amicably between the parties, then, notwithstanding the thirty (30) day termination period above, such dispute shall be submitted to arbitration pursuant to terms and conditions set forth in Section 16.2 of the Agreement for resolution, and Client shall not be entitled to terminate the Agreement for cause until the sooner of (i) resolution of the arbitration, or (ii) ninety (90) days from the date of Client's original notice of termination.

          (d)   immediately upon notice that Priority Healthcare (or its assets) is the subject of: (i) any bankruptcy or insolvency proceeding (whether voluntary or involuntary), which in the event of an involuntary proceeding, is not dismissed within sixty (60) days; (ii) a general assignment for the benefit of creditors; or (iii) the appointment of a receiver, trustee or liquidator.

        6.3   Not sooner than December 31, 2007, Client may withdraw from the transaction, on three hundred and sixty (360) days prior written notice, such services, responsibilities, functions, and tasks other than those required to perform Product distribution. In other words, Client can withdrawal from the Agreement the financial services component upon three hundred and sixty (360) days notice without penalty.

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        6.4   Priority Healthcare may terminate this Agreement in whole:

          (a)   for convenience (that is, without cause and without cost) at any time by providing Client at least seven hundred and twenty (720) days prior written notice; and

          (b)   for cause as of a date set out in a notice of termination issued by Priority Healthcare if Client: (i) commits a material breach of this Agreement, which breach is not cured within thirty (30) days after written notice from Priority Healthcare; or (ii) commits a material breach of this Agreement, which is not capable of being cured within thirty (30) days. With respect to such material breach situation, senior management of both parties (i.e., Client's Chief Financial Officer and Priority Healthcare's Pharma Services President) shall first work in good faith and expeditiously, as appropriate under the circumstances, to address the concerns prompting the mutual breach and to determine whether an amicable resolution is feasible in lieu of, and prior to, such termination. If such dispute cannot be resolved amicably between the parties, then, notwithstanding the thirty (30) day termination period above, such dispute shall be submitted to arbitration pursuant to terms and conditions set forth in Section 16.2 of the Agreement for resolution, and Priority Healthcare shall not be entitled to terminate the Agreement for cause until the sooner of (i) resolution of the arbitration, or (ii) ninety (90) days from the date of Priority Healthcare's original notice of termination.

        6.5   Termination or expiration of this Agreement does not relieve either Party from any liability or obligation that accrued with respect to Services performed prior to such termination or expiration. Upon termination or expiration of this Agreement, Priority Healthcare shall return all Product to Client or a designee of Client at Client's sole cost and expense. Following a notice of termination, Priority Healthcare shall continue to provide the Services in accordance with this Agreement until the effective date of termination, and each Party shall fully satisfy its respective obligations hereunder until the effective date of termination of this Agreement.

        6.6   Upon request by Client, prior to the effective date of termination or expiration, and for a period of six (6) months following the effective date of termination or expiration, Priority Healthcare shall provide reasonable assistance to Client in the transfer or transition of the Services to Client or to a third party; provided, however, that Priority Healthcare shall have no obligation to continue to perform the Services after the effective date of termination of expiration unless mutually agreed in writing by the parties. Client will reimburse Priority Healthcare for such termination and transition assistance pursuant to the rates specified on Exhibit E.

        6.7.  In connection with the termination or expiration of this Agreement, and solely to the extent required for Priority Healthcare to transition the Services to Client or to another provider of the Services without interruption, Priority Healthcare shall provide to Client all data related to the Services at no additional cost to Client; provided, however, that should Client require the data in a form other than the then-current 3PL transactional format or shall require archived information, such modifications and data transition shall be subject to the fee schedule set forth in Exhibit E.

        6.8   In the event of termination or expiration of the Agreement, after the expiration of twelve (12) months following the effective date of termination of this Agreement. Client shall have the right to extend offers of employment to Priority Healthcare personnel involved in providing the Services under the Agreement, and Priority Healthcare will not interfere with such offers or attempts at employment, but Client shall in no event solicit such employees until expiration of such twelve month period.

        6.9.  Priority Healthcare shall, within ten (10) business days of the effective date of termination or expiration, return to Client all information, confidential or otherwise, relating to Client's Products. Sections 4.5, 6, 7, 12, 13, 14, 16, and 17 herein shall survive termination or expiration of this Agreement.

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        6.10 In the event of termination or expiration of the Agreement, Client shall be responsible for all Program related closeout costs, which shall include but are not be limited to reasonable, necessary and pre-approved incremental IT and Warehouse fees related to program closeout support required to migrate the Client to Client's new vendor on a time and materials basis.

        7.     Data, Records and Audits.

        7.1   Priority Healthcare agrees that any Client data in the possession of Priority Healthcare is and shall remain the property of Client. Priority Healthcare will not utilize Client data for any purpose other than that of rendering the Services under this Agreement. Priority Healthcare shall not possess or assert any lien or other right against or to Client's data. Without Client's express written permission, which Client may give or withhold in its sole discretion, no Client data, or any part thereof, shall be sold, assigned, leased, or otherwise disposed of by Priority Healthcare or commercially exploited by or on behalf of Priority Healthcare, its employees or agents. Upon Client's request, at termination or expiration of this Agreement, Priority Healthcare shall promptly return current and historical Client data to Client in such a format as Client may reasonably request or, if Client so elects, destroy such data. There shall be no charge for returning data to Client; provided, however, that should Client require the data in a form other than the then-current 3PL transactional format or shall require archived information, such modifications and data transition shall be pursuant to the data fee rates specified on Exhibit E.

        7.2   Priority Healthcare shall keep such books and records consistent with its standard business practices sufficient to verify the accuracy and completeness of all Services and the propriety of Priority Healthcare's Fees. Without limiting the generality of the foregoing, Priority Healthcare shall keep such books and records so as to comply with all Applicable Laws and to meet client's audit rights under this Agreement. Priority Healthcare shall maintain such books and records for a period of six (6) years beyond the date of the last entry therein.

        7.3   Priority Healthcare shall provide to Client and Client's internal or external auditors, inspectors and regulators reasonable access at reasonable times to the Priority Healthcare facilities, to Priority Healthcare personnel, and to information, records, and documentation relating to the Services (including such information, records and documentation necessary for the auditors to provide attestations, and report on, internal control assessments made by Client and its management, as required by the Public Company Accounting Reform and Investor Protection Act of 2002 ("Sarbanes-Oxley") and the rules of the PCAOB) for the purpose of performing reasonable audits and inspections of either Priority Healthcare or its subcontractors providing the Services at any time during the period commencing on the Effective Date and ending on the second (2nd) anniversary of the effective date of termination or expiration, including:

          (a)   determining the accuracy of charges and invoices;

          (b)   determining whether Priority Healthcare is in compliance with this Agreement (including the Key Performance Indicators);

          (c)   auditing and inspecting the conduct of Priority Healthcare operations and procedures relating to the Services or in Priority Healthcare's performance of the Services; and

          (d)   preparing disclosure documents or financial statements or other accounting or financial reporting documents that Client is required to prepare in order to comply with all Applicable Law (including the Securities Exchange Act of 1934 and Sarbanes-Oxley).

        Without limiting the generality of the foregoing, Priority Healthcare shall provide to Client's regulators and other government entities with jurisdiction reasonable access to Priority Healthcare facilities, Priority Healthcare personnel, and data and records relating to the Services for the purpose of performing reasonable audits and inspections of either Priority Healthcare or its subcontractors required by such regulators and entities.

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        Notwithstanding anything to the contrary in this Agreement, neither Priority nor any of its personnel shall have any obligation, and will not, prepare or create any Sarbanes Oxley documents or supporting information, or any other Client regulatory information, all of which shall be the sole responsibility of Client. In addition, Client's access to Priority Healthcare personnel and facilities shall be limited to not more than twenty (20) days per one hundred and eighty day period, with additional access subject to applicable fees stated on Exhibit E.

        Client may not use a competitor of Priority Healthcare to perform an audit under this Section without Priority Healthcare's prior approval; provided, however, the Parties specifically agree that the audit arms of the major international accounting firms shall not be treated as competitors of Priority Healthcare. Client shall require its auditors and inspectors and regulators to conduct audits in such a fashion so as to not unreasonably interfere with Priority Healthcare's normal course of business, and to agree to confidentiality provisions equivalent to those set forth in Section 12 herein. Client shall provide Priority Healthcare with reasonable prior notice of Client's audit, except for audits by a governmental entity in which case Client shall provide such prior notice as is practical under the circumstances or audits arising from Client's reasonable suspicion of fraud or security audits, in which case no notice is required.

        7.4.  Priority Healthcare shall make available promptly to Client the results of any final reviews or final audits conducted by Priority Healthcare, its Affiliates or their subcontractors, agents or representatives (including internal and external auditors) relating to Priority Healthcare's operating practices and procedures to the extent they result in adverse findings and are relevant to the Services or any of Priority Healthcare's obligations under the Agreement. Client shall keep all such review s and audits confidential, unless otherwise mutually agreed upon in writing by the parties; provided, however, that Client may share such reviews and audits with its auditors and agents having a need to review such information in the course of advising and providing services to Client.

        7.5   Without limiting the requirements set forth in Sections 7.1 and 7.2 herein, Priority Healthcare shall furnish or provide to Client an annual SAS 70, Type II report for its accounting and internal control activities related to the Services provided by Priority Healthcare or its subcontractors, the scope of which shall be set forth in the engagement letter described in this paragraph. For the 2007 SAS 70, Priority Healthcare will provide Client with a copy of the engagement letter from the firm Priority Healthcare selects to conduct the SAS-70. For the 2007 SAS-70, the Parties will mutually agree in on the scope of the SAS 70 audit, as confirmed in writing (either e-mail or otherwise) by agreeing to the proposed scope outlined in the selected firm's engagement letter. In subsequent years, the SAS-70 scope outlined in the 2007 SAS-70 engagement letter will form the basis of future audits, unless otherwise mutually agreed upon in writing by the parties. With respect to the first Audit Year, the final SAS 70, Type II audit testing shall be completed by December 31, 2007. With respect to subsequent years after 2007, the SAS 70 Type II audit testing shall be completed by December 1 of that respective year. Priority Healthcare shall have sixty (60) days following the completion of the applicable audit testing completion date to provide the firm's written report. Priority Healthcare will use commercially reasonable efforts to cause the auditors to produce the report sooner than the sixty (60) day period, if possible. Should Client decide to engage in a twelve (12) month SAS-70 audit, instead of a six (6) month audit, an additional $[***] charge shall be payable by Client to Priority Healthcare for each such audit, which shall be in addition to the Fees set forth on the attached Fee Schedules.

        7.6   Subject to the restrictions set forth in Section 7.3 herein, Priority Healthcare shall provide Client's auditors, inspectors and regulators such reasonable assistance and cooperation as they may reasonably require, including installing and operating audit Software that is compatible with Priority Healthcare's current systems, do not impose a security risk to such systems, and are not cost-prohibitive to install.

[***]
Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

        7.7.  Promptly following an audit or inspection, Client and Priority Healthcare shall meet to discuss the findings of the auditors or inspectors, whichever the case may be, and to develop and agree upon an appropriate and effective manner in which to respond to the deficiencies identified in and changes suggested by the audit report. If an audit reveals an overcharge, Priority Healthcare shall promptly refund the overcharge. If an audit reveals a deficiency, and Client requests a material change (as defined in Section 5.4) to the Services or Priority Healthcare's systems or operations to remedy the deficiency, Priority Healthcare shall have the right to charge additional, mutually-agreed fees related to the change pursuant to the terms of Section 5.4 as a condition to implementing the requested change. If Client objects to paying additional fees in connection with implementing the requested changes after reasonable negotiation, or the changes requested by Client are not commercially practicable, then Priority Healthcare shall have no obligation to implement the requested changes and Client shall have the right to immediately terminate this Agreement upon written notice to Priority Healthcare.

        7.8.  To the extent the 2007 SAS-70 Expenses (as defined below) exceed $[***], each Party agrees to commit an additional $[***] toward additional 2007 SAS-70 Expenses, with such expenses to be [***]. Client will be billed for such additional expenses pursuant to Section 5.2 of this Agreement when incurred by Priority Healthcare, with payment due from Client in accordance with Section 5.2. Neither Party shall have any other obligation to commit additional amounts to cover the 2007 SAS-70 Expenses. For purposes of this Agreement the term "2007 SAS-70 Expenses" means those expenses incurred by Priority Healthcare related to the 2007 SAS-70 set-up and testing and any expenses relating to remediation of deficiencies identified as part of the 2007 SAS-70 audit.

        7.9   If, and when, a positive SAS-70 Type II opinion has been obtained, thereafter Priority Healthcare shall be responsible for maintaining such good standing in future SAS-70 Type II audits and opinions, unless any future deficiency is the result of Client's requests, actions, or inactions.

        8.     Compliance With Laws. Each Party shall conduct its activities in connection with this Agreement in compliance with all Applicable Laws.

        9.     Representations and Warranties.

        9.1   Each Party represents and warrants to the other that:

          (a)   it is duly organized, validly existing and in good standing in accordance with the laws of its jurisdiction of organization;

          (b)   it has full power and authority to enter into this Agreement and perform all obligations and conditions to be performed by it under this Agreement without any restriction by any other agreement or otherwise;

          (c)   the execution, delivery, and performance of this Agreement have been duly authorized by all necessary corporate action of that Party;

          (d)   when executed by each of the Parties hereto, this Agreement shall be a legal, valid and binding obligation of such party enforceable in accordance with its terms, subject to bankruptcy, insolvency and similar laws affecting creditors' rights generally and general principles of equity;

          (e)   its execution and delivery and performance of its obligations under this Agreement do not breach, violate, conflict with or contravene in any material respect (i) its organizational documents, (ii) any laws, rules, regulations, orders, judgments or decrees applicable to or binding upon it or its property, or (iii) any other agreement, instrument, mortgage, indenture, contract, license or other document to which it is a party or by which it is bound;

[***]
Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

          (f)    it has obtained all governmental and third party consents and made all filings and notices required in connection with its execution, delivery and performance of this Agreement, and all such consents, filings and notices remain in full force and effect; and

          (g)   it will comply in all material respects with all applicable laws, rules and regulations in the conduct of its responsibilities and activities under this Agreement.

        9.2   Client further represents and warrants to Priority Healthcare that the Product:

          (a)   is and shall be manufactured in conformity with the Food, Drug and Cosmetic Act, as amended from time to time, and all other applicable laws, rules, regulations, and orders of governmental entities relating to the manufacture, promotion, sale, or distribution of the Product; and

          (b)   to Client's knowledge, does not violate or infringe any patent, trademark, trade name, or other interest of any person or entity.

        9.3   Priority Healthcare further represents and warrants to Client:

          (a)   it will store, handle and transport the Products, and prepare, maintain and retain all records regarding such matters and its distribution of Products in accordance with (i) all Applicable Laws and (ii) the Operating Guidelines and Key Performance Indicators specifications and procedures, as such may be revised from time to time upon mutual agreement of the Parties.

          (b)   it now possesses, or shall possess in advance of the commencement of Services hereunder, all requisite permits, licenses (state and federal), governmental approvals and similar documentation to: (i) perform the Services hereunder throughout the Territory and (ii) operate a facility to conduct the Services contemplated hereunder for drug, biological and ancillary products.

          (c)   as of the Effective Date, neither Priority Healthcare, nor to its knowledge after making reasonable and appropriate inquiries and performing reasonable and appropriate background checks, any of its personnel has been: subject to debarment or convicted of a crime which could lead to debarment under any Applicable Law, including without limitation, the Federal Food, Drug and Cosmetic Act, 21 U.S.C. Sec. 335a. Furthermore, Priority Healthcare represents and warrants that, to its knowledge, as of the Effective Date hereof, no claims, actions, proceedings or investigations that likely would result in such restrictions, exclusions, sanctions or other disciplinary measures are pending or threatened against Priority Healthcare or, to its knowledge after performing reasonable and appropriate inquiries and performing reasonable and appropriate background checks, any of its personnel. Priority Healthcare will immediately notify Client of any allegations or investigations of Priority Healthcare or any of its personnel regarding actual or threatened claims that could lead to debarment, subject to applicable confidentiality constraints arising from applicable law or imposed by governmental agencies.

        10.   Taxes. Client shall pay when due all sales, use, gross receipts, excise, and personal property taxes associated with the Product (excluding any personal property tax associated with Priority Healthcare's equipment used in connection with the Services), and other taxes now or hereafter imposed as a result of the transactions contemplated by this Agreement, none of which have been included in the Fees payable to Priority Healthcare under this Agreement; provided that the amounts payable by Client under this section shall not include taxes based on the assets, property, gross receipts or net income of Priority Healthcare.

        11.   Trademarks. Neither Party shall have the right to use the name of the other Party or any Affiliate of the other Party, or the other Party's or such Affiliates' trademarks, service marks, logos, or other similar marks in any manner except with the prior written approval of that Party; provided that the foregoing shall not prohibit Priority Healthcare's use of Client's names or marks in connection with the performance of the Services in a manner consistent with this Agreement. "Affiliate," as used in this Agreement, means any legal entity that, during the Term hereof, controls, is controlled by, or is under common control with, such Party. For purposes of this definition, an entity shall be deemed to control another entity if it owns or controls, directly or indirectly, at least fifty percent (50%) of the voting interest of all equity interests of the other entity (or other such comparable ownership interest for an entity other than a corporation).

        12.   Confidentiality.

        12.1   Each Party acknowledges that as a result of this Agreement it may learn and have access to trade secrets and other confidential and proprietary information of the other Party through employees, representatives and/or agents acting on behalf of or subcontracted to either Party (collectively the "Representatives"), including without limitation, financial information, information regarding business practices and techniques, and systems and technology information, or any information identified as confidential in writing by either Party (the "Confidential Information"). Client acknowledges and agrees that all information and materials related to the System shall constitute Confidential Information. For purposes of this Agreement, Confidential Information shall not include information disclosed by one Party to the other Party to the extent that such information can be proven, by written objective evidence: (a) to be in the public domain or generally available in the industry in which the disclosing Party engages in business without any violation of this Agreement by the other Party; (b) to be already legally known to the other Party or any of its Affiliates at the time of its disclosure by the disclosing Party; (c) to have become known to the other Party or any of its Affiliates from a third party without any obligation of confidentiality or limitation on use; or (d) to have been independently developed by the other Party or any of its Affiliates prior to the date of its disclosure. The specific material terms of this Agreement shall also be deemed to be Confidential Information of each Party. Confidential Information shall not be deemed to be in the public domain or publicly known or in the receiving Party's possession because it, or any uncompiled component(s) of it, is embraced (1) by more general information in the receiving Party's possession or (2) in general terms in publications.

        12.2   Except as otherwise provided herein, neither Party shall, directly or indirectly, at any time: (a) disclose to any third person or entity any Confidential Information of the other Party (whether learned before or after the date of this Agreement), or (b) use, or permit or assist any third person or entity to use, any such Confidential Information, excepting only: (i) disclosures required by law, rule, regulation or order, as reasonably determined by the disclosing Party or its legal counsel, and (ii) disclosures on a confidential basis to directors, officers, employees, consultants, financial advisors, accountants, legal counsel, investment bankers, and agents of that Party or its Affiliates and other parties as may be required by law, who have a reasonable need to know such Confidential Information in the normal course of business of that Party or any of that Party's Affiliates.

        12.3   The obligations of confidentiality hereunder shall survive the termination of this Agreement for a period of three (3) years. Upon termination of this Agreement (for any reason) each Party shall promptly: (i) return to the other Party all documentation and other materials (including copies of original documentation or other materials) containing any Confidential Information of the other Party; or (ii) with the other Party's consent, which consent will not be unreasonably withheld, certify to the other Party, pursuant to a certificate in form and substance reasonably satisfactory to the other Party, as to the destruction of all such documentation and other materials.

        13.   Indemnification. Each Party shall indemnify and hold harmless the other Party and its parent and Affiliates, and each of their directors, officers, employees, agents, and representatives from and against all claims, liabilities, losses, damages, costs, and expenses, including, without limitation, reasonable attorneys' fees (collectively, "Liability"), to a third party arising directly or indirectly out of any failure of that Party to perform fully all obligations and conditions to be performed by that Party pursuant to this Agreement or any breach of any representation or warranty made by that Party in this Agreement. Client further agrees to indemnify and hold harmless Priority Healthcare, its parent and Affiliates and each of their directors, officers, employees, agents, and representatives from any and all Liability arising directly or indirectly out of or relating to (i) injury or death to person or property alleged to have been caused by Client's Product, (ii) any violation or infringement of any patent, trademark, tradename, or other interest of any person or entity, and (iii) the manufacture, marketing, testing, shipping, sale, possession, or use of Product; provided, however, Client shall have no liability or be obligated to indemnify Priority Healthcare, it directors, officers, employees, agents or representatives for any Liabilities which arise due to the gross negligence or willful misconduct of Priority Healthcare, its employees, agents or representatives. Priority Healthcare further agrees to indemnify and hold harmless Client, its Affiliates and each of their directors, officers, employees, agents and representatives from and against all Liability, including personal injury and property damage, which may arise as a result of, or in connection with, Priority Healthcare's performance under this Agreement and due to the negligence or willful misconduct of Priority Healthcare, its employees, agents or representatives.

        14.   Limitation of Liability. NOTWITHSTANDING THE FOREGOING, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, SPECIAL, OR OTHER SIMILAR DAMAGES ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT.

        15.   Insurance. Each Party shall maintain at its expense commercial general liability insurance in a principal amount of not less than the coverage generally maintained by companies of similar size in its industry. Each Party shall also maintain a product liability policy relating to any use of the Products at any time after the date of this Agreement with coverage of not less than One Million Dollars ($1,000,000) per occurrence and Five Million Dollars ($5,000,000) in the aggregate, excess of a self-insured retention. Priority Healthcare's insurance policy requirements are covered under its indirect corporate parent, Express Scripts, Inc. Any Party may elect to suspend its performance under this Agreement until any insurance required to be maintained by the other Party is in place and such certificates of coverage are provided.

        In the event that any of the required policies of insurance are written on a claims-made basis, then such policies shall be maintained during the entire term of this Agreement and for a period of not less than five (5) years following the termination or expiration of this Agreement.

        Each insurance policy that is required under this Section shall be obtained from an insurance carrier with an A.M. Best rating of at least A-VII.

        16.   Dispute Resolution.

        16.1   Disputes. The Parties agree to use good faith efforts to resolve all disputes within ninety (90) days of written notice that such a dispute exists. If a dispute under this Agreement cannot be resolved by the Parties within such ninety (90) day period, the Parties agree to refer the matter to one executive from each Party not directly involved in the dispute for review and resolution. A copy of the terms of this Agreement, agreed upon facts and areas of disagreement, and a concise summary of the basis for each side's contentions will be provided to both executives who shall review the same, confer, and attempt to reach a mutual resolution of the issue within forty-five (45) days after receipt of the materials referenced above. If the matter has not been resolved within such forty-five (45) day period, either Party may submit the dispute to arbitration in accordance with Section 16.2 to resolve the dispute.

        16.2   Arbitration. Notwithstanding anything to the contrary herein, any dispute arising pursuant to or in any way related to this Agreement or the transactions contemplated hereby, which cannot be resolved by best efforts negotiation, shall be settled by binding arbitration in New Jersey, in accordance with the American Arbitration Association's then-existing Arbitration Rules and Procedures, provided, however, that nothing in this Section 16.2 shall restrict the right of either Party to apply to a court of competent jurisdiction for emergency relief pending final determination of a claim by arbitration in accordance with this Section 16.2. So long as such arbitration is completed within the requisite 90-day period, neither party shall terminate this Agreement while such emergency application is pending before a court of competent jurisdiction. Each Party shall pay its own expenses associated with such arbitration, except for the costs of the arbiter, which cost shall be borne equally by the Parties. The decision of the arbiter, based upon written findings of fact and conclusions of law, shall be binding upon the Parties, and judgment in accordance with that decision may be entered in any court having jurisdiction thereof. In no event shall the arbiter be authorized to grant any punitive, incidental or consequential damages of any nature or kind whatsoever. Nothing contained in this Agreement shall be deemed to give the arbiter any authority, power or right to alter, change, amend, modify, add to, or subtract from any of the provisions of this Agreement. The Parties, their representatives, other participants and the arbiter shall hold the existence, content, and result of mediation and arbitration in confidence to the maximum extent permitted by law.

        17.   Miscellaneous.

        17.1   CuraScript's Guarantee of Payment and Performance. CuraScript, Inc. hereby absolutely, irrevocably and unconditionally guarantees to cause Priority Healthcare to perform all of its obligations under this Agreement, including, without limitation, Priority Healthcare's performance of the Services and the honoring of any indemnities under this Agreement (collectively, the "Guaranteed Obligations") The obligations of CuraScript contained herein are primary, absolute and unconditional, and shall continue in full force and effect until the proper payment and performance in accordance with this Agreement, as applicable, of all of the Guaranteed Obligations and are not conditioned upon any attempt first to obtain payment from Priority Healthcare under this Agreement, or pursuit of any other right or remedy against Priority Healthcare through the commencement of legal proceedings or otherwise. With respect to its obligations hereunder, CuraScript expressly waives any requirement that Client exhaust any right, power or remedy or proceed first against Priority Healthcare under this Agreement before pursuing recourse against CuraScript hereunder. CuraScript acknowledges and agrees that its obligations hereunder shall continue in full force and effect, without notice from any other party or Client to CuraScript in the event the obligations of Priority Healthcare under this Agreement are amended or in any way modified pursuant to the terms of this Agreement or as otherwise mutually agreed by the Parties, and that the Guaranteed Obligations shall continue and shall apply in full to such amended obligations of Priority Healthcare as though the amended terms had been a part of under this Agreement from the date of execution hereof. With respect to application of this guaranty, CuraScript shall be afforded the same rights as Priority Healthcare under the Agreement with respect to enforcement of the terms of this Agreement and the protections available to Priority Healthcare under this Agreement.

        17.2   Terms and Conditions Control. In the event of any conflict between a provision of these Terms and Conditions and a provision set forth in an Exhibit attached hereto, the provision in the terms and conditions of the main body of the Agreement shall control.

        17.3   Relationship of the Parties. The relationship among the Parties is that of independent contractors, and neither Party shall incur any debts or make any commitments for the other Party except to the extent expressly provided in this Agreement. Nothing in this Agreement is intended to create or shall be construed as creating between the Parties the relationship of joint venturers, partners, employer/employee, or other agency relationship among the Parties.

        17.4   Notices. Any notices required or permitted to be given hereunder shall be delivered by personal delivery, overnight commercial courier or by certified mail, return receipt requested, at the address of the parties specified below, and shall be effective upon receipt. Either Party may at any time designate another person or address for the receipt of notice by notifying the other Party in accordance with this Section 17.2.

If to Client:	If to Priority Healthcare:
Reliant Pharmaceuticals, Inc. 110 Allen Road Liberty Corner, NJ 07938 Attn: Anthony Marconi, Director, Distribution	c/o CuraScript, Inc. 6272 Lee Vista Boulevard Orlando, FL 32822 Attn: General Counsel
With a copy to:
Reliant Pharmaceuticals, Inc. 110 Allen Road Liberty Corner, NJ 07938 Attn: General Counsel

        17.5   Governing Law. This Agreement and all matters or issues related this Agreement shall be governed by the laws of the State of New Jersey without regard to its choice of law or conflict of laws rules.

        17.6   Severability. If any term of this Agreement is declared invalid or unenforceable by a court or other body of competent jurisdiction, the remaining terms of this Agreement will continue in full force and effect.

        17.7   Non-Waiver. No failure by either Party to insist upon strict compliance with any term of this Agreement, to enforce any right, or to seek any remedy upon any default of the other Party shall affect, or constitute a waiver of, the first Party's right to insist upon strict compliance, to exercise that option, to enforce that right, or to seek that remedy with respect to that default or any prior, contemporaneous, or subsequent default. No custom or practice of the Parties at variance with any provision of this Agreement shall effect, or constitute a waiver of, that Party's right to demand strict compliance with all provisions of this Agreement.

        17.8   Force Majeure. If the performance of any part of this Agreement by either Party shall be prevented, restricted, interfered with, or affected for any length of time by fire or other casualty, government restrictions, war, acts of terrorism, riots, strikes or labor disputes, lock out, transportation delays, acts of God, or any other causes which are beyond the reasonable control of such Party, such Party shall not be responsible for delay or failure of performance of this Agreement for such length of time.

        17.9   Complete Agreement. This Agreement constitutes the entire understanding between the Parties and supersedes any contracts, agreements, or understanding (oral or written) of the Parties with respect to the subject matter hereof. No term of this Agreement may be amended except upon written agreement of both Parties, unless expressly provided in this Agreement.

        17.10   Assignment. Neither Party shall sell, assign, mortgage or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other Party, such consent not to be unreasonably withheld, conditioned or delayed, nor shall any of said rights or obligations be assigned or transferred by operation of law or otherwise without such consent. Notwithstanding the foregoing, and without the consent of the other Party (a) either Party may assign this Agreement in connection with a sale of all or substantially all of its assets or equity interests, or to any parent, subsidiary or affiliate; and (b) in the case of Client, it may assign this Agreement in connection with a merger or a sale of all or substantially all of its assets or equity interests to any third party successor in interest. In the event of any permitted assignment or transfer, the assignee shall agree to accept and abide by this Agreement.

        17.11   Publicity. Neither Party will make any press release or other public disclosure regarding this Agreement or the transactions contemplated hereby without the other Party's express prior written consent, except as required under applicable law or by any governmental agency, in which case the Party required to make the press release or public disclosure shall use commercially reasonable efforts to obtain the approval of the other Party as to the form, nature, and extent of the press release or public disclosure prior to issuing the press release or making the public disclosure.

        IN WITNESS WHEREOF, the undersigned acknowledge and accept the terms of this Agreement and have duly executed this Agreement.

PRIORITY HEALTHCARE DISTRIBUTION, INC.	RELIANT PHARMACEUTICALS, INC.
By	By
Title	Title
Facsimile No. ___________________	Facsimile No. ___________________
FOR PURPOSES OF GUARANTY CURASCRIPT, INC.
By
Title

Exhibits

Exhibit A	Operating Guidelines
Exhibit B	Key Performance Indicators
Exhibit C	Client Returns Goods Policy
Exhibit D	Fee Schedule (2007)
Exhibit D-1	Fee Schedule (2008 and Subsequent Years)
Exhibit E	Additional Time and Materials Rates

EXHIBIT A

OPERATING GUIDELINES

Reliant / Priority Healthcare
3rd Party Logistics Services

Operating Guidelines

The Operating Guidelines shall be incorporated into the Distribution Services Agreement between Reliant Pharmaceuticals, Inc. ("Client"), and Priority Healthcare ("Vendor"), dated January 10, 2005 (the "Agreement"). Capitalized terms not otherwise defined in this Operating Guidelines shall have the same meaning as set forth in the Agreement.

In performing its obligations under the Agreement, Vendor will follow these Operating Guidelines. The Operating Guidelines are in addition to the SOPs that have been approved by Client for use by Vendor in the performance of Services.

1.0   WAREHOUSING & STORAGE

1.1
Vendor will maintain its warehouse facility in accordance and comply with all federal, state and local laws, rules and regulations, including current Good Manufacturing Practices (cGMP) 21 CFR Parts 210 and 211 as promulgated under the FDA.

1.2
Vendor will maintain SOPs appropriate for a pharmaceutical distribution center operating environment. Vendor must submit all SOPs used in the performance of Services under the Agreement, and any material changes thereto, to Client for Client's approval. All SOPs will be appropriately approved and controlled under the Vendor cGMP quality system.

1.3
Vendor will maintain cGMP compliant documented training programs. These training programs will include training on all SOPs, the Operating Guidelines and the Quality Requirements Agreement. Client will have the authorization to audit the training records.

1.4
Vendor will comply with all storage, handling and shipping conditions designated by Client for the Product. Storage facility will be maintained with commercially reasonable disaster recovery plans and back-up systems.

1.5
The Product will be stored by Vendor in accordance with the US Pharmacopia standards. Client shall ensure that the storage requirements are identified on the package label. Client shall ensure that the storage requirements, lot number and expiry date will be in human readable format and the Product NDC number will be in an acceptable barcode/UPC format on the unit carton. Product will be stored in areas designed to be continuously monitored and will be periodically validated for the temperature range specified for the Product. Vendor will maintain daily temperature recordings. Vendor will provide such records to Client upon written request.

1.6
Vendor will report temperature excursions and any deviations to established procedures or Operating Guidelines to Client Quality Assurance within 24 hours from the point of discovery.

1.7
Product will be stored in an area with secured access, accessible only to authorized Vendor and Client personnel. All Client personnel will be trained and sign off on Vendor Warehouse code of conduct. A signed copy of such sign off will be retained by Vendor. A log of all warehouse entries will be retained by Vendor.

2.0   RECEIVING

2.1
Client or Client's contract manufacturing agent will arrange transportation services to transfer the Product to Vendor. Client will notify Vendor of the specific delivery schedule.

2.2
Each shipping carton of Client's Commercial Product will be labeled with a barcode representing the Product's NDC number, lot number, and expiration date. This information will also be in human readable format. Each individual shipping container (unit carton) will have a barcode representing the Product's NDC number and will have the Product lot number and expiration date in human readable format. (NOTE: Clinical and R&D materials may not contain expiry dating or NDC numbers.) Client Product literature will have a readily visible and distinguishable Reliant code number.

2.3
Client's carrier will contact Vendor to arrange a delivery appointment.

2.4
Client shall retain title and ownership to the Product at all times. Vendor signature on the carrier's bill of lading is an acknowledgement only of Vendor's receipt of Product.

2.5
Client will provide Vendor with a Material Safety Data Sheet for the Product.

2.6
Client's Product will meet the following standards for carton identification, documentation, palletization, and uniformity:

2.6.1
Currier will provide the bill of lading, certificate of analysis and other documentation necessary. Vendor will follow its SOP for receiving Product.

2.6.2
Pallets will meet GMA standards for 40" × 48" × 46" dimensions with four-way entry; will be free of broken boards, treated for pests, and clean.

2.6.3
Receipt of Product on non-standard pallets may require restacking onto conforming pallets at Client's expense.

2.6.4
Palletized Product must be uniform and consistent with specifications set up in the Product master for the number of cartons and individual units.

2.7
Vendor will receive each shipment into a secure receiving area and perform all requirements as detailed in Vendor's receiving SOP

2.8
Vendor will count and inspect the exterior packaging of the Product, noting any shortages, overages or damage on the carrier bill of lading. Vendor will obtain the carrier's signature on the bill of lading acknowledging the condition of the Product upon receipt by Vendor.

2.9
Vendor will compare the Client documentation to Vendor's receiving report. Discrepancies will be noted. Vendor Quality Assurance will investigate and report all discrepancies to Client Quality Assurance within 24 hours of receipt. Client and Vendor will determine corrective actions, if any.

2.10
Vendor will fax or send electronically the respective BOL, shipping documents, Reliant Product Quarantine Log, Checklist for Receiving Samples, and downloaded temp tale data to Client Quality Assurance for official lot release. Product will be held in quarantine until released in writing by Client Quality Assurance.

2.11
Upon request Vendor will remove certain quantities of product lots from quarantine and ship to Client's designee for quality testing.

2.12
Product in unapproved or quarantine status will be physically segregated and labeled as to its status and/or designated in Vendor's warehouse management system to prevent unapproved Product from entering approved picking areas of the warehouse.

2.13
Client Quality Assurance will fax written or send electronic documentation to Vendor to release the lot from quarantine Product status to approved Product status.

2.14
Vendor will post receipts in the warehouse management system within four business hours of delivery unless count discrepancies, missing paperwork, damage investigation, and other receiving anomalies interfere with efficient receiving and documentation. Vendor will report this attribute periodically according to Section 21 of the Operating Guidelines.

2.15
Vendor will move Product from the receiving area to Quarantine storage following Vendor SOPs.

2.16
Vendor will ensure that lot integrity is maintained while in storage.

3.0   INVENTORY

3.1
Inventory will be received, tracked and controlled on Vendor's warehouse management system by item number, lot number, Client control number, expiration date, quantity, and status. Vendor's warehouse management system will comply with the provisions of the Priority GMP Manual.

3.2
Quarantined Product will be physically or systematically segregated and appropriately physically or electronically labeled. Quarantined Product will be released from quarantine status in Vendor's warehouse management system upon written or electronic authorization by Client's Quality Assurance.

3.3
Vendor will assign a unique location for the Product and lot in storage.

3.4
Vendor will perform a daily cycle count on forward pick locations that have had activity during the given day. Vendor will use its commercially reasonable efforts to maintain accurate and timely inventory records. Vendor will report on cycle count accuracy periodically according to Section 21 of the Operating Guidelines.

3.5
Inventory variances will be investigated by Vendor and reported promptly to Client and in no event later than 24 hours. Corrective actions will be determined jointly by Vendor and Client.

3.6
Vendor will conduct a complete physical inventory once per calendar year, upon at least fourteen (14) business days advance written notice prior to the start of a physical inventory, or more frequent if inventory variances exceed the standard of [***] accuracy, as set forth in Section 21 of the Operating Guidelines. Additional physical inventories may be requested by client during the year presuming at least 14 days notice is provided and client assumes the cost of conducting an additional inventory if additional man hours are required.

3.7
Vendor will notify Client in accordance with short dated process of all expired or short dated Product.

3.8
Vendor will receive returned Product according to Vendor SOP and Client's Returned Goods Policy. Client's Quality Assurance will determine appropriate disposition of the returned Product. Client's Quality Assurance must be notified prior to disposition of the Product. If the disposition is to destroy the Product, Vendor will follow Vendor SOPs and subcontract the destruction by means of incineration through a third party supplier. Vendor will provide Client with the Certificate of Destruction. Vendor will provide for all functions relating to the processing of a return up to and including destruction. All destruction costs will be passed through to Client.

4.0   DISTRIBUTION

4.1
Orders approved and available for processing (pick & pack) by 3:00 p.m. Eastern Standard Time Monday through Thursday, and on Fridays if approved by Client, will be shipped before the close of business the same day ("Standard Hours"). Orders received and processed after 3:00 p.m. Eastern Standard Time will be shipped the following business day. For order received after

  Standard Hours, Vendor will fax a notification to the Customer alerting them that the Product will ship on the following business day. If the day the Product is to be received by the Customer falls on a holiday or weekend, then the order will be shipped on the next business day which will ensure the Product will not be delivered to Customer on a holiday or weekend.

4.2
Orders placed within Standard Hours will be shipped to Customer via standard delivery service.

4.3
Any Drop shipment request must be discussed and approved by Reliant. Any additional charges associated with the drop shipment must be charged to client.

4.4
Orders placed outside Standard Hours and in which the Customer has requested delivery for the next day will be defined as emergency orders and will be shipped via priority overnight delivery. If client approves services requiring overtime, charges will be discussed and if authorized, client will pay additional charges.

4.5
Orders placed during Standard Hours in which the Customer requests priority service (upgrade of shipping service) will be accommodated and Client will cover the cost of the increased freight charge. This will be accommodated on an exception basis only and not implemented as standard ongoing service for a particular Customer.    Except for instances where expedited freight shipping is due to request of client cost of expedited freight must be invoiced to customer.

4.6
Client will be responsible for monitoring customer ordering practices. Vendor will establish programs and policies to monitor for and flag suspected speculative ordering patterns.

4.7
Recognizing that order volume may fluctuate from time to time, Vendor will staff to meet [***]% of the rolling forecast provided by Client. Vendor will use commercially reasonable efforts to meet the shipping schedule outlined herein when order or unit volume exceeds [***] of the rolling average number of orders or units; provided, however, that Vendor cannot guarantee daily on-time shipping standards will be achieved during such increased activity periods.

4.8
Vendor will measure the timeliness of shipments and will report this attribute periodically according to Section 21 of the Operating Guidelines.

4.9
Vendor will staff the inbound phone line from 8:30 a.m.-5:00p.m. Eastern Standard Time, Monday through Friday, except for the following holidays: Christmas Day, New Year's Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day and the day after Thanksgiving. For shipments called in after the carrier's cutoff time (approximately 5:00 p.m. for overnight airfreight), Vendor will ship the Product the following day, subject to carrier availability.

4.10
Vendor's inventory system will comply with First-to-Expire, First-Out (FEFO) inventory allocation. Any exceptions from FEFO must be approved by Client in writing prior to shipment.

4.11
Vendor will perform quality verification on all Client shipments by an individual other than the employee who picked the order. Vendor will use commercially reasonable efforts to pick, check and ship accurately all Customer orders. Vendor will measure picking and shipping accuracy and will report this attribute periodically according to Section 21 of the Operating Guidelines.

4.12
Vendor and Client will mutually determine and agree in writing on the packaging requirements for shipping the Product. Vendor's Quality Assurance will assist Client and Vendor will issue appropriate guidelines and cGMP training to the distribution department to assure compliance with Client's specifications. These specific Client specifications will be controlled in the Vendor cGMP quality system.

4.13
Vendor will provide shipment confirmation information to Client through Vendor's information System on the same business day on which the shipment occurs.

4.14
Vendor will manage and provide shipping supplies—including vendor selection, ordering, inventory record keeping, and storage.

4.15
An order will be billed to Client at time of shipment. Shipment for items on backorder will not be billed to Client so long as backorders represent less than 20% of shipment volume.

5.0   TRANSPORTATION

5.1
Client will determine a common carrier(s) based on shipment size, destination, freight rates, availability of standard and special services, reliability of delivery, and claim history among other requirements.

5.2
Shipping charges, including all special charges for insurance, proof of delivery, hazardous materials, service upgrades, and so forth, will be billed directly to Vendor's account with the carrier and passed through to Client.

5.3
Freight terms for outbound shipments will be F.O.B origin.

5.4
Vendor, at the request of the Client, will provide proof of delivery for specific Customer shipments. Fees charged by carriers for proofs of delivery, if any, will be passed directly to Client.

6.0   CUSTOMER SERVICE

6.1
Vendor will provide a dedicated inbound phone line (or lines) for Client's Customers to phone in purchase orders, for inquiries, and for general information.

6.2
Vendor will staff the inbound phone line from 8:30 a.m.—5:00 p.m. Eastern Standard Time, Monday through Friday, except for the following holidays: Christmas Day, New Year's Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day and the day after Thanksgiving.

6.3
Vendor will be responsible for training Vendor's customer service representative(s) and backup representative(s). Client will provide company and Product specific information for training of the customer service representatives assigned to Client.

6.4
Vendor will be responsible for initial set up and on-going maintenance of Customer master files. The initial Customer master file will be approved and signed by Client. Client may add Customers by completing the Customer profile form and forwarding to Vendor for system entry. Master file reconciliation process will be developed and approved by both parties. Client will receive updates of changes (specifications to be provided by Client) made on a daily basis.

6.5
Vendor will accept Customer orders by electronic data interchange (EDI) mail or fax. Vendor will maintain records of all Customer orders. All Customer orders must be in writing or by EDI. Vendor will not accept telephone orders without a mail or fax confirmation.

6.6
Vendor will use commercially reasonable efforts to answer inbound phone calls within the first thirty (30) seconds, and will report this attribute periodically according to Section 21 of the Operating Guidelines.

6.7
As a backup to the customer service representatives, a voice mail system will be maintained to collect messages from Customers.

6.8
Vendor's customer service representatives will re-route, via warm transfer, all misdirected calls to the appropriate vendors designated by Client. In the event that a call cannot be re-routed to a particular vendor (e.g., due to a system outage), the customer service representative should warm transfer the call to the Client's customer service hotline.

7.0   ORDER ENTRY

7.1
Client's minimum order quantity will be provided by Client. Vendor will ensure customer orders meet client's minimum requirements.

7.2
Client will instruct its Customers to place orders based on the contract between Client and Customer.

7.3
Vendor will follow the Client's Customer price list.

7.4
Client will determine when Customers shall pay for premium freight, special handling, and emergency order processing. Client reserves the right to limit quantities, to hold or to refuse orders. These decisions will be executed by Vendor. It is the responsibility of the Client to monitor Customer ordering practices.

7.3
Vendor will use commercially reasonable efforts to enter orders accurately. Vendor measures the accuracy of orders entered and will report this attribute periodically according to Section 21 of the Operating Guidelines.

8.0   CUSTOMER CREDIT

8.1
Client will establish credit limits for each Customer or groups of Customers.

8.2
Vendor's System will monitor orders and outstanding accounts receivable against the Customer's credit limit and hold orders where credit limits are exceeded. Vendor's system will also hold orders if customer's past due aging is unsatisfactory. (invoice amount (less deductions)greater than 15 days past due hold order). New Order plus released backorders plus open balance must be adjudicated against credit limit.

8.3
Client may elect to place a Customer's account on credit hold so that all orders are reviewed prior to shipment. Client can override for specific clients credit check rules specified above. Client will provide specific customers for which over ride conditions must be established.

8.4
Client will review and approve all Customer orders held for credit limits prior to shipment.

9.0   PRICING AND TERMS

9.1
Client will publish terms and conditions of sale to its direct customers. Standard terms are 2% -30 days, net 31 days. Contracted Customers may have non-standard terms.

9.2
Client will publish list prices for direct customers, which are subject to change from time to time at the sole discretion of Client.

9.3
Client will determine contract prices on a contract-by-contract basis. Client will notify Vendor of such price changes with 24 hour notice for update of the Vendor system files. Client will develop and forward Customer notifications to Vendor and Vendor will upon clients request provide printing and mailing services on behalf of Client. Charges related to printing and mailing services will be passed through at vendors cost to client. Need client review

9.4
Vendor will perform system maintenance of pricing and terms. Client will provide to Vendor in writing any changes to prices or terms. Vendor will be responsible for updating the Vendor system within 24 hours of receipt of such notice or as Client may otherwise instruct.

9.5
Vendor employees are bound by the confidentiality provisions of the Agreement between Vendor and Client and, as such, shall not disclose Client sales data or pricing information outside the specific Vendor employees who have a need to know of this information in the course of performing their routine job responsibilities.

9.6
Vendor will provide the necessary reports within stipulated time frames to ensure Client can comply with the reporting requirements of Medicaid (OBRA), Veterans HealthCare Act, PHS Covered Entities, and state rebate programs. Client will define reporting requirements against which Vendor will produce the required reports.

10.0 INVOICING

10.1
Vendor will use commercially reasonable efforts to mail invoices the morning following shipment of Product, or transmit by electronic data interchange (EDI), where installed, the same day of shipment of Product, to Customer's billing address.

10.2
For any order shipped after the close of business, the invoice will be prepared and mailed the following business day.

10.3
Vendor will make commercially reasonable effort to process invoices as timely and accurately as possible. Vendor measures invoice accuracy and processing timeliness and will report this attribute periodically according to the conditions set forth in Section 21 of the Operating Guidelines.

11.0 CHARGEBACKS

11.1
Vendor will receive EDI transmissions and forward chargeback related transactions (Client to provide EDI form codes) to Client.

12.0 ACCOUNTS RECEIVABLE

12.1
Client will open and maintain a bank lockbox. The bank will receive Customer remittances invoice information on behalf of Client. Customers may remit payment via check, transfer or EFT.

12.2
Client will provide to vendor access to images of lock box deposits and customer remittance information via client bank's website.

12.3
Vendor will reconcile and apply the cash receipt to the outstanding account receivable within 24 hours of receipt from the bank.

12.4
Vendor will disallow discounts for payments received beyond the payment terms, as indicated by the Postmark date. Vendor will handle the amount of the discount as a balance due on the Accounts Receivable account.

12.5
Vendor's standard for past due payment collection activity:

12.5.1
Initiate collection call when invoice becomes 8 days past due.

12.5.2
Initiate second collection call at 16 days past due. and continue follow-ups until invoice /deduction has satisfactorily been collected or resolved. At 30 days past due information will be escalated to client.

12.5.3
Client will proved direction to Vendor on all escalated items within 5 business days.Vendor will maintain notes related to collection activities in an Accounts Receivable system file that will be accessible to Client' authorized personnel.

12.6
Vendor will use commercially reasonable efforts effort to process accounts receivable as timely and accurately as possible. Vendor will measure accounts receivable and collections activity and report these attribute periodically according to Section 21 of the Operating Guidelines.

12.7
Vendor will post all short payments and/or remittance deductions immediately upon application of customer's payment. Vendor will code the short payment/deduction based on code schedule provided by client. Vendor will take all appropriate steps to reconcile and resolve satisfactorily all deductions related but not limited to product return differences, chargeback disputes, cash discounts, price discrepancy, etc. Items that cannot be reconciled must be escalated to Client for resolution.

13.0 MONTH-END CLOSE

13.1
Client will complete its close by the first working day after the last day of the month being closed. Vendor will make every effort to record all transactions for the month being closed by the close of business on the first working day (day 1) of the following month. (i.e. March activity is posted by the end of the first working day in April.). Vendor will measure and report this attribute periodically according to Section 21 of the Operating Guidelines.

13.2
Cash received by the bank on the final day of the month, and reported to Vendor in the A.M. transactions of the first working day of the month, will be applied by the end of business on day 1 to the open receivables for the prior month.

13.3
Customer payments that cannot be resolved by the close of business on day 1 will be communicated to the Client and posted as unapplied cash in the month received. Unapplied cash will be resolved by Vendor in subsequent month."

14.0 RETURNED GOODS

14.1
Returns will be processed in accordance with Client's Returned Goods Policy.

14.2
Vendor will complete the processing of all returns and issue credits (if applicable) within five (5) business days of receipt of the return with the exception that all Returns received in a calendar month must be processed by last business day of same month.

14.3
Vendor will measure the timeliness of returned goods processing and will report this attribute periodically according to Section 21 of the Operating Guidelines.

15.0 PRODUCT COMPLAINT RETURNS

15.1
If the Product is being returned due to a Product complaint, Vendor will obtain the following information from the end customer returning the Product:

a)
Name of product, Strength, and Size, (Bottle count or Fill Volume)

b)
Lot number

c)
# of bottles to be returned.

d)
Summary of the complaint

e)
Complainant's name

f)
physician name

g)
fax number

h)
identify source of product (i.e. Name of Wholesaler or whether it's a PAP Product)

15.2
Vendor will fax instructions for returning the Product to the end customer, which will include, at a minimum, instructions to return the Product a) in a biohazard bag; b) to Client's Quality Assurance Department; and c) to include the Return Authorization Number provided by Vendor on the outside of the package.

15.3
Client will notify Vendor upon receipt of the Product. Upon notification, Vendor will issue a credit to the wholesaler on the end customer's behalf. The credit will identify the Return Authorization

  Number and the end customer name. The end customer will be responsible for following-up directly with the wholesaler to ensure appropriate credit/replacement has been issued.

16.0 RECALL ASSISTANCE

16.1
Client is responsible for management of a recall event.

16.2
If there is a recall or withdrawal of Product, then Vendor agrees to stop shipping recalled lots promptly, and in no event later than twenty-four (24) hours after Vendor receives written notification of such recall.

16.3
If mutually agreed upon, Vendor shall provide assistance to Client and cooperate fully in any such recall. Client shall pay to Vendor an amount equal to Vendor "s actual costs incurred with any such recall services. Such cost shall be in addition to the Fees described in Exhibit C to the Agreement. Such assistance shall include but not be limited to:

16.3.1
Working with Client to assist in the development of a recall strategy

16.3.2
Contacting consignees (wholesaler, customers) who may have received affected Product and requesting prompt quarantine of all affected lots pending further disposition instructions from Vendor or Client.

16.3.3
Storage and control of on-hand inventory of recalled Product.

16.3.4
Receipt, storage and control of returned recalled Product.

16.3.5
Documentation of recalled Product used, destroyed or returned to the distributor through established document systems at Vendor.

16.3.6
Preparing final Recall Report including a copy of all communications, if any, with FDA concerning the recall.

16.3.7
Shipment of samples of recalled Product to Client or a designated testing site for analysis, if applicable.

16.3.8
Vendor shall maintain appropriate cGMP SOPs, and to the extent that they are not in conflict with the Operating Guidelines or cGMPs, Vendor will follow its SOPs with regard to executing these requirements.

16.3.9
Vendor will be responsible for executing, or otherwise overseeing, the disposition of recalled Product in accordance with the decision set forth by Client's Recall Committee.

16.4
Vendor will provide the necessary recall reports within two hours of notification by Client. Reports will contain, but not be limited to, the following information for each recalled Product and lot number: all Customer shipments by date, item number, quantity, lot number, and ship to address.

16.5
Vendor shall provide Client Quality Assurance with signed and dated records documenting final disposition of the Product(s). In addition, Vendor will assist with the following information:

16.5.1
Name and location of distributors involved in the execution of the final disposition of the recalled Product

16.5.2
Name and location of drug destruction sites (if applicable)

16.5.3
List of applicable State or Federal licenses currently required and held for drug transport    and/or disposal for all drug destruction sites (if applicable).

16.5.4
Product disposition method

16.5.5
Amount of Product dispositioned.

  16.5.6
  Date of Product disposition

  16.5.7
  Documentation from each affected Distributor(s) head of Quality Assurance or designee attesting to the completion of the Product disposition functions and requirements set forth by Client's Recall Committee.

17.0 SYSTEMS

17.1
Client retains ownership to all Client Data in the Vendor System but grants Vendor a limited right to use such Client Data in the performance of its services.

17.2
Vendor will use commercially reasonable efforts to maintain security of the Client Data in files, to segregate them and render them inaccessible to all third parties except those providing services or systems support hereunder.

17.3
Vendor will provide Client with on-line access to sales information, inventory records, lot tracking, Customer profiles, item maintenance, pricing and terms, and other business critical data as defined in Vendor's standard reports output.

17.4
Vendor will supply all necessary conversions and interfaces to clients system to support AR, Inventory Control and Costing, Purchasing, General Ledger, Model N. Additional reporting interfaces and/or conversions may be jointly defined by Client and Vendor.

17.5
Vendor will use commercially reasonable efforts to maintain all Systems within the change control SOPs.

17.6
Vendor will use commercially reasonable efforts to make Vendor's System accessible to the Client 24 hours per day 7 days per week and guaranteed between the hours of 6:00 a.m.—7:00 p.m. Eastern Standard Time, Monday through Friday ("Accessible Hours"), except for routine, scheduled or emergency maintenance. Vendor will provide 48 hours advance notification to Client of a scheduled maintenance which would affect Client's ability to access the System.

17.7
Vendor will use commercially reasonable efforts to ensure that unscheduled System downtime per calendar quarter shall not exceed [***]% of the Accessible Hours. Vendor will promptly notify Client of any System problem that might affect services and an estimated time for restoration of System access. Vendor will measure system availability and report on this attribute according to Section 21 of the Operating Guidelines.

17.8
Incremental System backups will be generated on a nightly basis in conjunction with SOP "Backup and Recovery'. Full system backup will be generated on a weekly basis on non business hours. These backup tapes will be stored either off-site as indicated by the SOP.

17.9
PHC will host and direct as necessary EDI transactions for the client.

17.10
Client will have real time access to Vendor's system dedicated to Client with the ability to create receiving and backorder reports.

18.0 AUDITS

18.1
Vendor will assist Client with inspections/audits ordered by the FDA or other governmental or official agencies.

18.2
Client will have the right to conduct audits in accordance with the terms of the Agreement. Vendor will assist Client with such audits.

18.3
Vendor will notify Client promptly of any inspection activity by FDA, DEA or other government agency, as applicable to the Client or Client's Product.

[***]
Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

19.0 QUALITY COUNCIL REPORT

19.1
Vendor will provide Client with reports on measurable attributes including but not limited to those identified below. Such reports shall be used to track and benchmark performance.

19.2
Client and Vendor will agree to meet periodically to review performance and to develop methods, policies, practices, and procedures that may improve the quality and efficiency of the Vendor—Client relationship.

19.3
Vendor will use its commercially reasonable efforts to meet or exceed the Client's expectation for performance based on the measured attributes.

19.4
Measured attributes and standards: Performance penalties will be instituted Monthly Based on [***] of not hitting the standard. Total Performance penalties will not exceed more than [***]% of

[***]
Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

the Variable Monthly charges relative to order processing. Target date for performance penalties will be 60 days from commencement from trade.

Section	Performance Attribute	Performance Standard	Credit Threshold	Reporting Frequency	Credit $
1.0	Temperature excursions	[***]	[***]	Upon occurrence	$[***]
2.0	On-time receipts and data entry	[***]	[***]	Monthly	$[***]
3.0	Cycle count accuracy	[***]	[***]	Monthly	$[***]
4.0	On-time shipping-trade	[***]	[***]	Monthly	$[***]
4.1	On-time shipping-rep	[***]	[***]	Monthly	$[***]
5.0	Picking/shipping accuracy for Bar-coded Items	[***]	[***]	Monthly	$[***]
5.1	Picking/shipping accuracy for NonBar-coded Items	[***]	[***]	Monthly	$[***]
6.0	Answer inbound phone calls within thirty (30) seconds	[***]	[***]	Monthly	$[***]
6.1	Abandon rate	[***]	[***]	Monthly	$[***]
7.0	Order entry accuracy	[***]	[***]	Monthly	$[***]
8.0	Invoicing accuracy	[***]	[***]	Monthly	$[***]
	Invoicing timeliness	[***]	[***]	Monthly	$[***]
9.0	Accounts receivable	[***]	[***]	Monthly	$[***]
11.0	Month-End Close	[***]	[***]	Monthly	$[***]
12.0	Return goods processing cycle time	[***]	[***]	Monthly	$[***]
13.0	System availability	[***]	[***]	Monthly	$[***]

[***]
Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

EXHIBIT B

KEY PERFORMANCE INDICATORS

Section	Performance Attribute	Performance Standard	Credit Threshold	Reporting Frequency	Credit $
1.0	Temperature excursions	[***]	[***]	Upon occurrence	$[***]
2.0	On-time receipts and data entry	[***]	[***]	Monthly	$[***]
3.0	Cycle count accuracy	[***]	[***]	Monthly	$[***]
4.0	On-time shipping-trade	[***]	[***]	Monthly	$[***]
4.1	On-time shipping-rep	[***]	[***]	Monthly	$[***]
5.0	Picking/shipping accuracy for Bar-coded Items	[***]	[***]	Monthly	$[***]
5.1	Picking/shipping accuracy for NonBar-coded Items	[***]	[***]	Monthly	$[***]
6.0	Answer inbound phone calls within thirty (30) seconds	[***]	[***]	Monthly	$[***]
6.1	Abandon rate	[***]	[***]	Monthly	$[***]
7.0	Order entry accuracy	[***]	[***]	Monthly	$[***]
8.0	Invoicing accuracy	[***]	[***]	Monthly	$[***]
	Invoicing timeliness	[***]	[***]	Monthly	$[***]
9.0	Accounts receivable	[***]	[***]	Monthly	$[***]
11.0	Month-End Close	[***]	[***]	Monthly	$[***]
12.0	Return goods processing cycle time	[***]	[***]	Monthly	$[***]
13.0	System availability	[***]	[***]	Monthly	$[***]

[***]
Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

EXHIBIT C

CLIENT RETURN GOODS POLICY

Reliant Pharmaceuticals, Inc.

Return Goods Policy*

RETURNS FROM DIRECT CUSTOMERS

General Information

  •
  Sales Representatives are not authorized to accept merchandise or to approve the return of merchandise.

  •
  Returns from direct customers are handled directly by Reliant and should be shipped to 313 Pierce St, Somerset, NJ 08873-1298.

  •
  Credit will only be authorized if all conditions of this policy are adhered to and product is physically returned as instructed.

Authorization

Authorization to return merchandise must be obtained from our designated return goods processor, Pharmagistics or by contacting Reliant Customer Service at 1-800-475-2140. Authorized returns must include:

  •
  A "Return Goods Authorization Form". Each shipment of return merchandise must contain an Authorization Form

  •
  Preprinted return authorization shipping labels attached to the outer carton(s).

Items Not Returnable:

    A.
    If not in original package.

    B.
    If package label has been removed.

    C.
    If purchased on a non-returnable basis. (e.g. free goods, short-dated merchandise purchased at a discount)

    D.
    If involved in a fire sale or bankruptcy sale.

    E.
    If deteriorated because of characteristics beyond the control of manufacturer; e.g., due to improper storage, heat, cold, water, smoke, fire, etc.

    F.
    If returned more than six (6) months prior to expiration or more than twelve (12) months after the expiration date.

    G.
    Merchandise damaged in transit—claim should be submitted to carrier.

    H.
    Any new product, package size, form or strength held for a period of less than six months from the date of introduction.

    I.
    Saleable items which are deemed to be temporary reductions in warehouse's inventory.

    J.
    Unauthorized returns.

Additional Comments

Transportation charges for returns of merchandise must be prepaid.

Basis of credit for returned merchandise will be at the current [***] but never lower than original purchase price. Credit will be issued for partial packages of merchandise based on a per pill basis if provided by customer or rounded to the lowest 1/4 bottle if not.

RELIANT PHARMACEUTICALS RESERVES THE RIGHT TO DESTROY WITHOUT RECOURSE ALL RETURNED PACKAGES WHETHER RETURNED WITH OR WITHOUT AUTHORIZATION.

It is suggested that wholesalers insure all return goods shipments. Reliant Pharmaceuticals cannot be responsible for shipments lost in transit.

*
This version replaces / supersedes all previously published Direct Customer Return Goods Policies. Rev 5/15/2004

[***]:    Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

Reliant Pharmaceuticals, Inc.

Return Goods Policy*

NON-DIRECT CUSTOMERS

General Information

  •
  Sales Representatives are not authorized to accept merchandise or to approve the return of merchandise.

  •
  Returns from NON-DIRECT CUSTOMERS SHOULD BE HANDLED VIA YOUR WHOLESALER OR DISTRIBUTOR.

  •
  Credit will be issued via the wholesaler based on the following conditions and product is physically returned as instructed.

Authorization

  •
  Each shipment of return merchandise must contain an Authorization Form.

  •
  A "Preprinted Return Authorization" shipping label must be attached to the outer carton(s).

Items Not Returnable:

  a)
  If not in original package.

  b)
  If package label has been removed.

  c)
  If purchased on a non-returnable basis. (e.g. free goods, short-dated merchandise purchased at a discount)

  d)
  If involved in a fire sale or bankruptcy sale.

  e)
  If deteriorated because of characteristics beyond the control of manufacturer; e.g., due to improper storage, heat, cold, water, smoke, fire, etc.

  f)
  If returned more than six (6) months prior to expiration or more than twelve (12) months after the expiration date.

  g)
  Merchandise damaged in transit—claim should be submitted with carrier.

  h)
  Any new product, package size, form or strength held for a period of less than six months from the date of introduction.

  i)
  Saleable items which are deemed to be temporary reductions in warehouse's inventory.

  j)
  Unauthorized returns.

Additional Comment

Transportation charges for returns of merchandise must be prepaid.

Credit will be issued via the wholesaler and based on retailers agreement with the wholesaler.

Non-Direct accounts must provide their DEA Registration Number along with their primary wholesaler's name address and account number so that credit may be given through that wholesaler on behalf of the pharmacy.

RELIANT PHARMACEUTICALS RESERVES THE RIGHT TO DESTROY, WITHOUT RECOURSE, ALL RETURNED PACKAGES WHETHER RETURNED WITH OR WITHOUT AUTHORIZATION.

It is suggested that all return goods shipments be insured, as Reliant Pharmaceuticals cannot be responsible for shipments lost in transit.

*
This version replaces / supersedes all previously published Non-Direct Customer Return Goods Policies.

Rev 1 May 2004

ATTACHMENT B

CARDINAL HEALTH

STANDARD POLICY ON CHARGEBACKS

        The following represents the standard policy of Cardinal Health* ("Cardinal") pertaining to the prior sale of product under contract ("chargebacks") and the processing, reversal and audits of chargebacks, as well as certain related matters. Depending upon the individual facts and circumstances associated with a supplier's administrative procedures for chargeback related matters (e.g. the extent of use of EDI, electronic funds transfer, and other factors that contribute to or detract from Cardinal's ability to efficiently deal with chargeback matters), Cardinal reserves the right to modify any or all of the following terms and conditions.

I.     Chargeback Processing

        Cardinal will recognize and administer contracts between suppliers and customers pursuant to which prices at which the customer may purchase certain products have been established, subject to the continued validity of such contracts in accordance with applicable law and the supplier's compliance with Cardinal's standard policy. Amounts owed by suppliers to Cardinal relating to chargebacks shall be calculated based upon the wholesale acquisition price of Supplier's product at the date of sale, and shall be paid, or credited, as appropriate, to Cardinal within seven (7) days following Cardinal's submission of a request for those amounts. In the event that Cardinal notifies Supplier that chargeback amounts owed by Supplier to Cardinal exceed amounts owed by Cardinal to Supplier (a "Debit Balance") Supplier will remit payment for chargebacks to Cardinal by check or wire transfer until such time that Cardinal notifies Supplier that it is no longer in a Debit Balance. Legitimate chargeback reconciliation issues should be resolved as soon as practicable with each party responding to the other within 60 days following receipt of documentation supporting those issues.

II.    Chargeback Reversals on Contract Customer Returns

        Upon Cardinal's issuing a credit to a contract customer related to the prior sale of product under contract (for which Cardinal previously billed and collected a chargeback from the supplier), the chargeback will be reversed and remitted to the supplier only under the following terms and conditions:

  A.
  Cardinal must receive back from the customer merchantable product (i.e., Cardinal must be able to return the item to its inventory for resale in the ordinary course of its business without special preparation, testing, handling or expense).

  B.
  The customer's return of the product must be due to an error by Cardinal (i.e., item or quantity shipped did not match the item or quantity ordered). Cardinal will not reverse the chargeback if the return is the result of an ordering or other error of the customer or supplier.

    This chargeback reversal policy is necessary as the costs of administering the chargeback system of pricing continue to rise. More importantly, this policy will partially compensate Cardinal for its cost of administering contracts, chargebacks and chargeback reversals, including interpretation of the contract, loading and administering the contract, follow-up required to obtain renewals for expiring contracts, credit and rebill activities, reconciliation of chargeback differences, cost of handling product returns, inventory and chargeback receivable carrying costs, etc.

III.  Supplier Chargeback Audits

        The supplier shall have the right to audit Cardinal's compliance with the respective contracts in force and related chargeback matters (including compliance with the chargeback reversal policy stated above) subject to the following terms and conditions:

  A.
  Chargeback audits will be limited to twenty four (24)months of historical information as of the date such audit begins.

  B.
  Cardinal shall have a reciprocal twenty four (24) month period to reconcile any differences that may arise with the supplier related to chargeback issues (including submission and other errors and regardless of whether such issues arise as part of a supplier chargeback audit). [need Charlie Ernst to explain]

  C.
  Supplier shall notify Cardinal's Vice President—Controller of an intent to perform an audit at least 30 days prior to beginning the audit, specifying the location to be audited and the time period to be covered. In the event that such timing is expected to create undue disruption in Cardinal's business, Cardinal shall have the right to delay the start of the audit for up to 30 additional days.

  D.
  Audits must be performed by bona fide, permanent employees of the supplier, subject to a confidentiality agreement to be prepared by Cardinal and signed by the supplier and such employees, prior to beginning the audit.

  E.
  Audits shall be performed at the Cardinal site that is being audited, or such alternate sites where appropriate records are located as Cardinal may designate.

  F.
  Audits shall be performed during the normal, customary office hours of the Cardinal site that is being audited.

  G.
  The existing accounting records of the Cardinal site being audited will be made available for audit, subject to the following limitations:

  1.
  Electronic data will not be specially created.

  2.
  Cardinal reserves the right to summarize the contents of all records containing confidential or competitive information.

  H.
  Cardinal will bill the supplier for any direct and/or out-of-pocket costs incurred in conjunction with a supplier requested audit, unless such audit reflects a deficiency of 5.0% of the actual amount of the invoice submitted over the audit period, or greater. Amounts billed will be deducted from Cardinal's next payment for current purchases, after completion of the audit.

  I.
  Any supplier claims arising from an audit must be supported by specific audit results related to specific transactions. Extrapolation of results from one period to another will not be accepted.

  J.
  Any supplier claims arising from an audit must be submitted to Cardinal's Vice President—Controller within 30 days of completing the audit. All claims must be accompanied by specific supporting details of the transactions that comprise the claim. Cardinal shall then have 60 days to review the claim and advise the supplier of either acceptance or disagreement.

IV.    Related Matters

  A.
  Cardinal shall be entitled to cash discounts based on the gross invoice price of all goods purchased from the supplier, regardless of whether a chargeback is ultimately claimed by Cardinal.

  B.
  Supplier shall provide Cardinal with a chargeback advance to cover credit exposure of unsecured credit granted to supplier by Cardinal for chargeback claims and to help effect the carrying costs involved in the chargeback process, subject to the following terms and conditions:

  1.
  The chargeback advance shall be not less than an amount equal to one month of chargeback billings based on an average of the most recent six months of billings.

  2.
  On a quarterly basis, Cardinal will reconcile the amount of the advance against the six-month average billings. If the amount of the advance exceeds the six-month average billings, then Cardinal shall include the amount of such excess in the next payment made to supplier. If the amount of the advance is less than the six-month average, Cardinal will deduct the amount of such shortfall from the next payment for current purchases.

*
The term "Cardinal Health" shall include the following affiliated operating companies: Cardinal Health 110, Inc., formerly known as Whitmire Distribution Corporation, a Delaware corporation (Folsom, California); Cardinal Health 106, Inc., formerly known as James W. Daly, Inc., a Massachusetts corporation (Peabody, Massachusetts); Cardinal Health 107, Inc., formerly known as National PharmPak Services, Inc., an Ohio corporation (Zanesville, Ohio); Cardinal Health 103, Inc., formerly known as Cardinal Southeast, Inc. a Mississippi corporation (Richland, Mississippi); Cardinal Health 100, Inc., formerly known as Bindley Western Industries, Inc., an Indiana corporation (Indianapolis, Indiana); Cardinal Distribution, L.P., an Ohio limited partnership (Dublin, Ohio); and any other subsidiary of Cardinal Health, Inc., an Ohio corporation ("CHI"), as may be designated by CHI, and The Cardinal Trading Company.

EXHIBIT D

2007 FEE SCHEDULE

Fixed Monthly Charges
Fixed Monthly Services	$	[***]
Receiving, Put Away, and Storage
Inventory Control
Priority Healthcare "Inventory Tracker" Access and Licenses
Quarantine Area Maintenance
Quarantine Testing
Warehousing
Quality Audits
Weekly Inventory
Invoicing & Administration
SAS-70 Audit Services
Monthly Transaction Fees
Monthly Trade Transaction Fee Per Order*	$	[***]
Customer Service
Order Receipt
Order Entry
Order Processing
Pick, Packing, Staging, Verification, QA and Transport for Shipment
Ordering Manifesting
* Assumes an average of 1-9 lines per order, if average order exceeds 10 lines during any given month the transaction fee will be increased to $[***]
Monthly Promo/Sample Transaction Fee Per Order*	$	[***]
* < 25 Average Lines per Order
Alternative Monthly Promo/Sample Transaction Fee Per Order*	$	[***]
* > 25 Average Lines per Order
Returns Processing Fee Per Return	$	[***]
Product Receipt
Product Inspection
Product Disposition
(Return to inventory, quarantine, return to manufacturer for disposal)
Data Entry/Processing
Accounts Receivable Management Monthly Fee (Invoiced Separately)
Receipts Processing, Collections Management, Reporting Fee	$	[***]

EXHIBIT D-1

[***]
Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

Exhibit D-1
2008 (AND SUBSEQUENT YEARS) FEE SCHEDULE

Fixed Monthly Charges
Fixed Monthly Services	$	[***]
Receiving, Put Away, and Storage
Inventory Control
Priority Healthcare "Inventory Tracker" Access and Licenses
Quarantine Area Maintenance
Quarantine Testing
Warehousing
Quality Audits
Weekly Inventory
SAS-70 Audit Services
Monthly Transaction Fees
Monthly Trade Transaction Fee Per Order*	$	[***]
Customer Service
Order Receipt
Order Entry
Order Processing
Pick, Packing, Staging, Verification, QA and Transport for Shipment
Ordering Manifesting
* Assumes an average of 1-9 lines per order, if average order exceeds 10 lines during any given month the transaction fee will be increased to $[***].
Monthly Promo/Sample Transaction Fee Per Order*	$	[***]
* < 25 Average Lines per Order
Alternative Monthly Promo/Sample Transaction Fee Per Order*	$	[***]
* > 25 Average Lines per Order
Returns Processing Fee Per Return	$	[***]
Product Receipt
Product Inspection
Product Disposition
(Return to inventory, quarantine, return to manufacturer for disposal)
Data Entry/Processing
Accounts Receivable Management Monthly Fee (Invoiced Separately)
Receipts Processing, Collections Management, Reporting Fee	$	[***]

[***]
Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

EXHIBIT E

Curascript
Hourly Fee Schedule for 3PL Business Unit

Function	Hourly Bill Rate
Programmers — Standard Developers	$[***]
Programmers — SAP	$[***]
Programmers — 3rd Party	TBD
Project Management	$[***]
Warehouse Labor — Standard Hours	$[***]
Warehouse Labor — OT Hours	$[***]
Accounts Receivable — Standard Hours	$[***]
Accounts Receivable — OT Hours	$[***]
Customer Support — Standard Hours	$[***]
Customer Support — OT Hours	$[***]
Audit Support per day fee	$[***]
Compliance Support Services per day fee	$[***]

QuickLinks

AMENDED AND RESTATED DISTRIBUTION AGREEMENT TERMS AND CONDITIONS
Exhibits
EXHIBIT A OPERATING GUIDELINES Reliant / Priority Healthcare 3rd Party Logistics Services Operating Guidelines
EXHIBIT B KEY PERFORMANCE INDICATORS
EXHIBIT C CLIENT RETURN GOODS POLICY
Reliant Pharmaceuticals, Inc.
Return Goods Policy
RETURNS FROM DIRECT CUSTOMERS
Reliant Pharmaceuticals, Inc.
Return Goods Policy
NON-DIRECT CUSTOMERS
CARDINAL HEALTH STANDARD POLICY ON CHARGEBACKS
EXHIBIT D 2007 FEE SCHEDULE
Exhibit D-1 2008 (AND SUBSEQUENT YEARS) FEE SCHEDULE
EXHIBIT E Curascript Hourly Fee Schedule for 3PL Business Unit